HIWAYS®
LAW FIRM
海华永泰律师事务所

June 29, 2023

ADDENTAX GROUP CORP.
Kingkey 100, Block A, Room 5403
Luohu District, Shenzhen City, China 518000

Re: Consent of Hiways Law Firm (Shenzhen)

To whom it may concerned:

We are lawyers qualified in the People's Republic of China (the "**PRC**", which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We have acted as PRC legal counsel to Addentax Group Corp., a Nevada corporation (the "**Company**"), in connection with Form 10-K (Commission file number: 333-206097) filed as an annual report pursuant to section 13 or 15(D) of the securities exchange act of 1934.

We hereby consent to the references to our firm's name in, and the filing hereof as an exhibit to, the said Form 10-K filed with the U.S. Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours sincerely,

Hiways Law Firm (Shenzhen)

地址：广东省深圳市南山区创业路海信南方大厦 3002-3004
T:0755-86019666 F: 0755-86169998 www.hiwayslaw.com